Results of
           Meeting of Shareholders

RIVERSOURCE EQUITY VALUE FUND

REGULAR MEETING OF SHAREHOLDERS HELD ON FEB. 15, 2006

(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below. A vote is based on total dollar interest in a fund.

Election of Board Members

                                    Affirmative                Withhold

    Kathleen Blatz                756,460,034.58             28,794,083.09

    Arne H. Carlson               754,210,770.25             31,043,347.42

    Patricia M. Flynn             757,683,035.76             27,571,081.91

    Anne P. Jones                 755,066,402.59             30,187,715.08

    Jeffrey Laikind               755,262,281.84             29,991,835.83

    Stephen R. Lewis, Jr.         757,532,890.58             27,721,227.09

    Catherine James Paglia        757,223,083.30             28,031,034.37

    Vikki L. Pryor                757,408,979.15             27,845,138.52

    Alan K. Simpson               753,150,098.47             32,104,019.20

    Alison Taunton-Rigby          756,599,852.37             28,654,265.30

    William F. Truscott           756,683,493.71             28,570,623.96


Amend the Articles of Incorporation to permit the Board to establish the minimum account value and to change the name of the corporation

        Affirmative          Against            Abstain       Broker Non-votes

      736,427,095.20      29,833,761.03      18,874,683.71       118,577.73

Approve an Investment Management Services Agreement with RiverSource Investments, LLC

        Affirmative          Against            Abstain       Broker Non-votes

      742,004,116.32      23,716,116.77      19,415,306.85       118,577.73

Approve changes in fundamental investment policies

Diversification

        Affirmative          Against            Abstain       Broker Non-votes

      741,522,058.21      25,344,596.95      18,268,884.78       118,577.73

Ten Percent Limitation in Single Issuer

        Affirmative          Against            Abstain       Broker Non-votes

      738,055,116.18      28,036,990.87      19,043,432.89       118,577.73

Lending

        Affirmative          Against            Abstain       Broker Non-votes

      734,163,864.96      32,072,306.54      18,899,368.44       118,577.73

Borrowing

        Affirmative          Against            Abstain       Broker Non-votes

      737,346,638.01      29,643,658.63      18,145,243.30       118,577.73